EXHIBIT 1

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

INTER RAO UES announces Extraordinary General Meeting

Moscow, March 20, 2012 - Open Joint Stock Company “INTER RAO UES” (“INTER RAO UES”, ticker on MICEX, RTS, LSE (Reg S): IRAO; on LSE (Rule 144 A): IRAA), the largest diversified utilities holding in Russia, is pleased to announce that it will hold its Extraordinary General Meeting (EGM) on April 26, 2012 by absentee voting. The decision was taken by the Board of Directors (“the Board of Directors”) meeting of INTER RAO UES which was held on March 15, 2012 by absentee voting.

Agenda of the EGM:

1. Reorganization JSC “INTER RAO UES” in the form of a merger with OGK-1 OJSC and OGK-3 OJSC.

2. Reorganization JSC “INTER RAO UES” in the form of a merger with Open Joint Stock Company “Bashenergoaktiv”.

3. Reorganization JSC “INTER RAO UES” in the form of a merger with INTER RAO - Energy, OJSC.

4. Reorganization JSC “INTER RAO UES” in the form of a merger with INTER RAO - EnergyAsset, OJSC.

5. Increasing the Charter Capital of JSC “INTER RAO UES”.

6. Approval of the Bank Guarantee Agreement between GPB (OJSC) and JSC “INTER RAO UES” as a related party transaction.

The list of shareholders entitled to participate in the EGM will be based on the Company’s shareholder register as of March 15, 2012.

The list of shareholders having a right to sell back their Company shares is compiled based on the shareholder register of the Company as of the date of the list of persons entitled to participate the EGM of JSC “INTER RAO UES”.

The persons entitled to participate in the Meeting will be able to consult the information (materials) provided for the preparation for the Meeting over the period from March 26, 2012 to April 26, 2012 excluding weekends and holidays, from 10:00 AM till 5:00 PM at the following locations:

•	JSC “INTER RAO UES”, 12, Krasnopresnenskaya Nab., Entrance 7, Moscow 123610, Russian Federation;

•	18, Stromynka St., Bld. 13, Moscow, the Russian Federation, Registrar R.O.S.T. OJSC;

•	JSC “INTER RAO UES”, 27, Bolshaya Pirogovskaya St., Bld. 3, Moscow 119435, Russian Federation;

as well as on JSC “INTER RAO UES” web-site at: http://www.interrao.ru/en/.

Completed voting ballots can be sent to the following addresses:

•	PO Box 9, 18, Stromynka St., Moscow 107996, Russian Federation (Registrar R.O.S.T. OJSC);

•	JSC “INTER RAO UES”, 12, Krasnopresnenskaya Nab., Entrance 7, Moscow 123610, Russian Federation.

Votes presented by ballots received no later than April 26, 2012 will be cited in the quorum and vote counting at the Extraordinary General Meeting of Shareholders of the Company.

The notice of shareholder’s right to sell the shares held by them to the Company (dissenters’ right) and of the price and manner of sale is annexed to the present notice.

Notice of dissenters’ right, JSC «INTER RAO UES»

Shareholders voting AGAINST or not participating in the voting on the agenda item of the EGM of JSC “INTER RAO UES” held on April 26, 2012 “Reorganization JSC “INTER RAO UES” in the form of a merger with OGK-1 OJSC and OGK-3 OJSC” and/or “Reorganization of JSC “INTER RAO UES” in the form of a merger with Bashenergoaktiv OJSC” and/or “Reorganization of JSC “INTER RAO UES” in the form of a merger with INTER RAO - Energiya OJSC” and/or “On the reorganization of JSC «INTER RAO UES» by its merger with INTER RAO - EnergoAktiv OJSC” have a right to require the Company to buy back all or any of the shares held by them if the EGM of the Company adopts the decision on reorganization.

The shares will be purchased at the price set by the Board of Directors of JSC “INTER RAO UES” based on the report of an independent valuator according to Clause 3, Article 75 of the Federal Law of the Russian Federation “On Joint Stock Companies” which amounts to 0,0284 RUB per one ordinary share of the Company.

The list of shareholders entitled to require the Company to buy back the shares held by them is based on the shareholder register of the Company as of March 15, 2012.

The shares buyback will be performed by the Company in the following manner:

1. A shareholder having a right to require the Company to buy back all or any shares held by him should send a request to purchase the shares held by him (hereinafter referred to as the “Request”) to the Company in a written form specifying:

•	Surname, name and patronymic (full name) of the shareholder;

•	Place of residence (seat) of the shareholder;

•	Number, category (type) and state registration number of the issue of shares s/he requires to be purchased;

•	Passport data for persons-shareholders;

•

Principal state registration number (OGRN) of a legal entity-shareholder if it resides in Russia or the information of the body that registered a foreign legal entity, its registration number, the date and place of registration of a legal entity-shareholder if it does not reside in Russia;

•	Method of payment (bank account details for bank transfer).

A model form of the Request can be found at the following links:

http://www.interrao.ru/investors/meetings/Sob26_04_2012

http://www.interrao.ru/en/investors/meetings/MeetingExtr26_04_2012

The signature of the shareholder-individual as well as that of his representative on the Request and on a recall of such request must be certified by a notary or the keeper of the shareholders registry of the Company.

The request from a legal entity-shareholder should contain the signature of a person authorized by the legal entity-shareholder and the stamp of the legal entity-shareholder.

If the Request is signed by an authorized representative of the shareholder (individual or legal entity), an original copy of a power of attorney issued under Russian law attesting to the authorization of the representative of the shareholder (individual or legal entity) to sign the Request should be provided with the Request.

If the shares a shareholder requests to have purchased are on a securities account in a depositary, an original copy of the shareholder’s securities account statement specifying the total amount of accounted stock and the amount of blacked out stock due to be purchased issued by the depositary should be provided with the Request.

2. The Request is sent to the Company via the Company’s registrar - Open Joint-Stock Company Registrar R.O.S.T. (Registrar R.O.S.T. OJSC) (hereinafter referred to as the “Registrar”).

The Request should be sent to the following address: PO Box 18, Stromynka str., Moscow 107996, Russian Federation or should be brought by the shareholder personally to: 18, Stromynka str., bldg. 13, Moscow, Russian Federation in the Registrar’s business hours.

According to an executed agreement, the Registrar is authorized to collect shareholders’ requests on behalf of the Company as well as recalls of such requests and to make cash payments for the shares purchased by the Company.

3. The Request should be filed with the Company (should be received by the Company (Registrar)) within forty-five (45) days from the date of approval of the abovementioned reorganization decision by the extraordinary General shareholders meeting, that is beginning April 27, 2012 and no later than June 13, 2012. Requests coming in to the Company before April 27, 2012 as well as the Requests coming in after June 13, 2012 will not be accepted.

According to Paragraph 3, Clause 3, Article 76 of the Federal Law “On Joint Stock Companies,” the shareholder cannot make transactions with third parties involving alienation or encumbering of the shares in question after the receipt of the Request by the Company and before making an entry in the Company’s shareholder registry on the transfer of the purchased shares to the Company or before a recall of the Request by the shareholder.

The shareholder has a right to recall his request within forty-five (45) days from the date of approval of the abovementioned reorganization decision by the Extraordinary General Meeting of Shareholders, that is beginning April 27, 2012 and no later than June 13, 2012. In this case, the shareholder sends or hands over a written Request recall at the address for filing the Request. The Request recall should be received by the Company no later than the specified term.

4. If the total value of the Company’s shares submitted and due to be purchased exceeds ten (10) percent of the Company’s net asset value, the shares are purchased from the shareholders in proportion to the submitted requests (Clause 5, Article 76 of the Federal Law “On Joint Stock Companies”).

The number of shares to be purchased from every shareholder in this case is determined by dividing the total number of shares that can be purchased with regard to this limitation by the total amount of shares requested for purchase. The resulting figure (conversion ratio) is multiplied by the number of shares requested to be purchased by every shareholder using mathematical rounding rules and namely the following:

•	If the number in the first decimal place is from 5 to 9 inclusive, the whole number is increased by 1 and the decimal places are not taken into account;

•	If the number in the first decimal place is from 0 to 4 inclusive, the whole number is taken into account and the decimal places are not taken into account.

5. Shareholders that are customers of nominees should present the Request to the depository before filing the Request to the Company. On the ground of the

Request and in the manner stipulated by the depository agreement, the depositary is obliged to black out the operations with shares due to be purchased on the shareholder’s securities account in the amount specified in the Request and to issue a statement for the shareholder within one (1) business day specifying the total amount of accounted stock on the securities account and the amount of blacked out stock due to be purchased.

6. The purchase of shares from shareholders that filed the Request will be effected within thirty (30) days after the expiry of the 45-day period from the date of approval of the abovementioned reorganization decision by the Extraordinary General Meeting of Shareholders, that is from June 14, 2012 to July 13, 2012.

The payment for the shares due to be purchased is made at the expense of the Company through a bank by transferring cash to the bank account specified in the Request.

After the Company pays for the securities due to be purchased, the shares will be charged to the accounts of registered persons in accordance with the procedure established by law. The shares purchased by the Company go into the disposal of the Company.

7. It should be noted that, according to Clause 5, Article 44 of the Federal Law “On Joint Stock Companies,” a person or entity registered in the Company’s shareholder registry is obliged to inform the registry keeper on changes to his or its details promptly in accordance with the procedure established by law and by the Registrar.

If the registered persons or entities do not provide notice on changes of his or its details, the shareholders’ request for the purchase of shares by the Company may be not satisfied, and JSC “INTER RAO UES” and the Registrar will not be liable for damages incurred due to that matter.

All questions concerning the procedure for purchase of the securities can be asked by phone hotline 8-800-700-03-70 (free calls from Russia) and by e-mail to InterRAO@rrost.ru.

For further information, please contact INTER RAO UES:

Irina Makarenko Head of Investor Relations +7 495 967-05-27 (ext. 2008) makarenko_ia@interrao.ru

Anton Nazarov Head of Public Relations +7 495 967-05-27 (ext. 2208) nazarov_aa@interrao.ru

Svetlana Chuchaeva Head of Corporate Relations +7 495 967-05-27 (ext.2081) chuchaeva_sy@interrao.ru

INTER RAO UES is a diversified utilities holding headquartered in Moscow and managing assets in different countries. The company produces and sells electric energy and heat, trades energy on the international market, and engineers, designs and builds generating assets. INTER RAO UES Group owns and operates approximately 29,000 MW of installed power generating capacity. INTER RAO UES corporate strategy is focused on making the company a global energy enterprise and a key player in the international energy market. Further information can be found at www.interrao.ru

This announcement is not intended to, and does not constitute, or form part of, an offer to sell or an invitation to purchase, exchange or subscribe for any securities in any jurisdiction. This announcement does not constitute a prospectus or a prospectus equivalent document.

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